Horace L. Nash	August 8, 2012	Email hnash@fenwick.com Direct Dial (650) 335-7934

Lyris, Inc.

6401 Hollis Street, Suite 125

Emeryville, CA 94608

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Lyris, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the "Commission") on or about August 8, 2012 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 775,000 additional shares of the Company’s Common Stock, $0.01 par value per share (the "Stock"), subject to issuance by the Company upon the exercise of stock options and settlement of restricted stock units granted under the J.L. Halsey Corporation 2005 Equity-Based Compensation Plan, as amended (the "Plan"). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Certificate of Incorporation certified by the Delaware Secretary of State on August 3, 2012 (the “Certificate”), the Company’s Certificate of Amendment to the Certificate of Incorporation filed on February 15, 2002, certified by the Delaware Secretary of State on August 3, 2012 (the “Certificate Amendment”), the Company’s Certificate of Amendment to the Certificate of Incorporation filed on February 28, 2012, certified by the Delaware Secretary of State on August 3, 2012 (the “Second Certificate Amendment”, and the Certificate, as amended by the Certificate Amendment and Second Certificate Amendment is referred to herein as the “Certificate of Incorporation”);

(2)	the Company’s First Amended and Restated Bylaws (the “First Bylaws”), as amended by the Amendment to the First Amended and Restated Bylaws (the “Bylaw Amendment”), certified by the Company’s Secretary on August 8, 2012 (the First Bylaws, as amended by the Bylaw Amendment are referred to herein as the “Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Plan;

(5)	Form of NonStatutory Stock Option Agreement under the Plan;

Lyris, Inc.

August 8, 2012

(6)	Form of Notice of Restricted Stock Unit Award and Award Agreement (Restricted Stock Units) used under the Plan;

(7)	the Prospectus prepared in connection with the Registration Statement;

(8)	The following minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”), certified by the Company’s Secretary on August 8, 2012, at which, or pursuant to which, the Certificate, the Amendment and/or Bylaws were approved: (i) the Action by Unanimous Written Consent of the Board dated January 14, 2002, in which resolutions were adopted by the Board adopting and approving the Certificate, (ii) the Action by Unanimous Written Consent of the Board dated April 30, 2002, in which resolutions were adopted by the Board of Directors of the Company adopting and approving the Amendment, (iii) the Actions by Unanimous Written Consent of the Board dated July 11, 2002 and February 14, 2007, in which resolutions were adopted by the Board adopting and approving the Bylaws, and (iv) the Action by Unanimous Written Consent of the Board, dated January 17, 2012 ratifying the resolutions adopted by the Board in the Action by Unanimous Written Consent of the Board, dated as of February 14, 2002; (v) Minutes of a meeting of the Board held on February 17, 2012, at which resolutions were adopted by the Board adopting and approving the Second Certificate Amendment; and (vi) the Minutes of a meeting of the Board held on June 1, 2012, at which resolutions were adopted by the Board adopting and approving an amended and restated certificate of incorporation to become effective upon the consummation of a proposed public offering.

(9)	The following minutes of meetings and actions by written consent of the Board and of the Company’s stockholders (the “Stockholders”), each certified by the Company’s Secretary on August 8, 2012, and at which, or pursuant to which, the Plan and each amendment to the Plan were adopted and approved: (i) the Minutes of a meeting of the Board held on May 6, 2005, at which resolutions were adopted by the Board adopting and approving the Plan; (ii) the Minutes of a meeting of the stockholders of the Company held on July 27, 2006, at which resolutions were adopted by the stockholders of the Company adopting and approving the Plan; (iii) the Action by Unanimous Written Consent of the Board dated as of June 26, 2005, in which resolutions were adopted by the Board adopting and approving the First Amendment to the Plan; (iv) the Minutes of a meeting of the Board held on March 20, 2009, at which resolutions were adopted by the Board adopting and approving the Second Amendment to the Plan; (v) the Minutes of a meeting of the Stockholders held on May 13, 2009, at which resolutions were adopted by the Stockholders adopting and approving the Second Amendment to the Plan; (vi) the Minutes of a meeting of the Board held on November 18, 2011, at which resolutions were adopted by the Board adopting and approving the Third Amendment to the Plan; (vii) the Action by Unanimous Written Consent of the Board, dated as of January 17, 2012 ratifying the resolutions adopted by the Board in the Action by Unanimous Written Consent of the Board, dated June 26, 2002; and (viii) the Minutes of a meeting of the Board held on May 12, 2012, at which resolutions were adopted by the Board adopting and approving the Fourth Amendment to the Plan, and approving and authorizing the filing of the Registration Statement;

Lyris, Inc.

August 8, 2012

(10)	the Certificate of Ownership and Merger merging NAHC, Inc. with and into J.L. Halsey Corporation, filed with the Delaware Secretary of State on June 18, 2002, and certified by the Delaware Secretary of State on August 3, 2012;

(11)	the Certificate of Ownership and Merger merging Lyris, Inc. with and into its parent company J.L. Halsey Corporation, a Delaware corporation, filed with the Delaware Secretary of State on October 30, 2007, and certified by the Delaware Secretary of State on August 3, 2012;

(12)	the stock records of the Company that the Company has provided us, consisting of a certificate from Broadridge Corporate Issuer Solutions, Inc., the Company’s transfer agent, dated of even date herewith, verifying the number of the Company’s issued and outstanding shares of capital stock as of the date hereof;

(13)	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated August 3, 2012, stating that the Company is duly incorporated under the laws of the State of Delaware and is in good standing (the “Certificate of Good Standing”); and

(14)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies thereof, the legal capacity and competency of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that any certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the State of California and (iii) the Delaware General Corporation Law and reported judicial decisions relating thereto.

Lyris, Inc.

August 8, 2012

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 775,000 shares of Stock that may be issued and sold by the Company upon the exercise of stock options and settlement of restricted stock units granted or to be granted under the Plan, when issued, sold and delivered in accordance with the terms of the Plan and applicable Plan agreements that are consistent with the terms of the Plan to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP